Exhibit 10.9

TRINET GROUP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between Burton M. Goldfield (“Executive”) and TriNet Group, Inc., a Delaware corporation (the “Company”), on November 9, 2009 (the “Effective Date”). This Agreement amends, supersedes and terminates any and all prior agreements with respect to Executive’s employment terms and severance benefits, without limitation, including but not limited to, that certain Employment Agreement dated May 1, 2008, as amended, (the “Existing Agreement”), and no benefits of any sort shall be paid under said previous agreements, except where provided herein.

1. EMPLOYMENT BY THE COMPANY.

1.1 Title and Responsibilities. Subject to the terms set forth herein, Executive will continue to be employed as the Company’s Chief Executive Officer and President. Executive will report to the Board of Directors (“the Board”), and subject to oversight by the Compensation Committee of the Board (“the Committee”). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Notwithstanding the foregoing, it is acknowledged and agreed that Executive may engage in civic and not-for-profit activities and/or serve on the boards of directors of non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of his duties hereunder.

1.2 At-Will Employment. Executive’s relationship with the Company is at-will. The Company will have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined below), and with or without advance notice. In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time. Executive’s at-will employment relationship may only be changed in a written agreement approved by the Board and signed by Executive and a member of the Board (or a duly authorized officer of the Company). Executive also may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

1.3 Company Employment Policies. The employment relationship between the parties will continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement will control.

1.4 “Controlling Person” Requirement. As a condition of your employment, you must be able to meet and maintain throughout your employment the requirements of a

“controlling person” as that term is defined by the Employer Services Assurance Corporation, as well as any other federal, state, or local law, statute, ordinance, or regulation regulating or affecting the operation, licensure, or conduct of a professional employer organization.

2. COMPENSATION.

2.1 Salary. Executive will continue to earn a base salary at the same annualized rate of paid on the date prior to the execution of this Agreement, payable on the Company’s standard payroll dates. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Committee and Board.

2.2 Equity Awards. Except as expressly set forth below, Executive’s current compensatory equity awards, including the grant of options and Restricted Stock Units and targeted percentage of company ownership specified in §7 of the Existing Agreement, are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable award agreements and stock plan(s). The parties agree that, in exchange for the execution of this Agreement, the Compensation Committee will recommend to the Board an additional award of equity in the form of one hundred fourteen thousand two hundred sixty (114,260) options to purchase the Company’s stock at the fair market value prevailing at the time the Board approves the award and 38,087 Restricted Stick Units.

2.3 Target Bonus. Executive will be eligible to earn an annual performance bonus based on the achievement of corporate and individual performance goals established by the Company and subject to approval by the Committee, with the target amount for such bonus established in the Company’s annual executive incentive compensation plan (the “Target Bonus”). Achievement against goals and the actual amount of the bonus earned will be determined by the Company, in its sole discretion, subject to the approval of the Committee. Executive must remain an active employee throughout the full time period for which the Target Bonus is paid, and over which the Company and the Committee assesses performance and the related bonus amounts, in order to earn any such bonus. Any earned bonus shall be paid within thirty (30) days following its determination and approval by the Committee.

2.4 Company Benefits.

(a) Standard Company Benefits. Executive will be eligible to participate in the Company’s employee benefits plans that are available to employees generally and to similarly situated executives, as in effect from time to time, subject to the terms and conditions of such plans.

(b) Special Benefits.

(i) Subject to the availability of supplemental life insurance at commercially reasonable rates, the Company will pay the annual premiums, in an annual amount not to exceed $15,000, for a supplemental life insurance policy for Executive’s benefit with a policy payable value of not less than $500,000. Executive shall be subject to all required tax withholding in respect of such benefit.

(ii) The Company will reimburse Executive for up to $10,000 annually for reasonable financial planning and income tax services, subject to applicable tax withholdings and submission of the necessary receipts within thirty (30) days after the incurrence of the expense.

2.5 Expense Reimbursements. For the avoidance of doubt, to the extent that any reimbursements payable by the Company to Executive under this Agreement or otherwise are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION. As a condition of his continued employment, Executive must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) attached hereto as EXHIBIT B.

4. TERMINATION OF EMPLOYMENT.

4.1 Covered Involuntary Termination Not In Connection With Change of Control. If Executive’s employment is terminated either by the Company without Cause (and other than as a result of Executive’s death or disability) or by Executive pursuant to a resignation for Good Reason (either, a “Covered Termination”), and provided the Covered Termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and upon such Covered Termination Executive is not eligible for the severance benefits described in Section 4.2 below because the Covered Termination is occurring at a time that is prior to the effective date of a Change of Control or more than six (6) months after the effective date of a Change of Control, then subject to Executive’s compliance with Section 5 below, Executive will be eligible for the following severance benefits (the “Severance Benefits”):

(a) The Company will make a lump sum severance payment to Executive on the 60th day after the termination date in an amount equal to eighteen (18) months of Executive’s then current base salary (ignoring any reduction in base salary that forms the basis for Good Reason), subject to withholdings and deductions.

(b) The vesting of each then outstanding, unvested equity award held by Executive will accelerate as to 100% of any then unvested shares that would have otherwise vested during the eighteen month period following the date of termination, subject to each such award, with such vesting occurring as of the date of the Executive’s termination.

(c) If Executive timely elects continued health insurance coverage pursuant to COBRA (or a state law of similar effect), the Company will pay the COBRA premiums for Executive and his eligible dependents for up to the first eighteen (18) months of such coverage, or until such earlier date as (i) he or his dependents are no longer eligible for such coverage or (ii) he or his dependents become eligible for health insurance coverage from another source. Executive must promptly inform the Company, in writing, if he or his dependents become eligible for health insurance coverage from another source during this period of coverage.

(d) If Executive timely elects to convert his life or disability insurance policies into individual policies, the Company will pay the premiums for such coverage directly to the carrier as and when due for the lesser of the first eighteen (18) months of such coverage or such earlier date as he ceases to maintain such coverage.

(e) The Company will make a lump sum severance payment to Executive on the 60th day after the termination date in an amount equal to one hundred percent (150%) of the annual performance bonus actually earned by Executive for the year prior to the year of the termination date, subject to all applicable withholdings and deductions. In the event that the Executive has not in fact earned a bonus for the year prior to the termination, for whatever reason, no amount shall be included in the severance pay related to any performance bonus.

4.2 Covered Termination Within Six Months Following a Change of Control. If Executive incurs a Covered Termination within six (6) months following the effective date of a Change of Control, and provided the Covered Termination constitutes a “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h)), then subject to Executive’s compliance with Section 5 below, Executive will be eligible for severance benefits (the “Enhanced Benefits”) equal to Severance Benefits described in Section 4.1 above, except that the vesting of each then outstanding, unvested equity award held by Executive will accelerate as to 100% of the then unvested shares subject to each such award, with such vesting occurring as of the date of Executive’s termination.

4.3 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean (i) a willful act or omission involving material injury to the Company, gross misconduct, fraud or dishonesty, (ii) a willful refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom Executive reports (as appropriate), (iii) a willful and habitual neglect of duties, or (iv) a conviction of a felony which is reasonably likely to inflict or has inflicted material injury on the Company. No act, omission or failure to act by the Executive shall be deemed “willful” unless committed without good faith and without reasonable belief that the act, omission or failure to act was in the Company’s best interests. Notwithstanding the foregoing, in each case, except in the case of gross misconduct (as determined in the sole discretion of the Board), Executive will receive written notice of any finding of Cause and a sixty (60) day cure period thereafter. Whether or not such Cause has been cured will be decided by the Board, in its sole discretion.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” will mean any of the following: (i) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (ii) a sale, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company, or (iii) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

(c) Good Reason. For purposes of this Agreement, a resignation for “Good Reason” will mean that Executive resigns from all positions he then holds with the Company and its affiliates if one of the following events occurs without Executive’s consent: (1) a material reduction in Executive’s annual base compensation; (2) a material adverse change in Executive’s authority, responsibilities or duties, except that in no event shall the execution of this Agreement, or any change in reporting structure or authority implemented with or as a result or outcome of the execution of this Agreement constitute a material adverse change for purposes of this Agreement; or (3) the Company’s requirement that Executive relocate his primary work location to a location that would increase Executive’s one way commute distance by more than thirty (30) miles. For “Good Reason” to be established, Executive must provide written notice to the Company’s General Counsel within the thirty (30) days immediately following such events, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and Executive’s resignation must be effective not later than ninety (90) days, nor sooner than thirty (30) days, after the expiration of such cure period.

4.4 Certain Offsets. The Company will reduce the Severance Benefits and Enhanced Benefits, to the greatest extent possible, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment, including but not limited to any payments that are owed pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act.

4.5 Application of Internal Revenue Code Section 409A. It is intended that each installment of the Severance Benefits and the Enhanced Benefits is a separate “payment” for purposes of Code Section 409A (together, with any state law of similar effect, “Section 409A”). In addition, it is intended that the Severance Benefits and the Enhanced Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, Enhanced Benefits and/or any other termination payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Section 409A and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section, the timing of the Payments will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date (including reimbursement for any premiums paid by Executive for insurance coverage during such delay period) if the commencement of the payment of the Payments had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.

4.6 Best After Tax. If the payments and benefits (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control from the Company or otherwise (“Acquisition Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Acquisition Payments are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Acquisition Payments (a “Full Payment”), or (ii) payment of only a part of the Acquisition Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Acquisition Payments notwithstanding that all or some portion of the Acquisition Payments may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Acquisition Payments will be paid only to the extent permitted under the Reduced Payment alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Acquisition Payments, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant.

The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change of Control will make all determinations required to be made hereunder. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.

The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to the Acquisition Payments is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If the firm determines that no Excise Tax is payable with respect to the Acquisition Payments, either before or after the application of the Reduced Amount, it will furnish the Company and Executive with a statement that no Excise Tax will be imposed with respect to such Acquisition Payments. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and Executive.

5. CONDITIONS ON SEVERANCE. As conditions of receiving the Severance Benefits or the Enhanced Benefits:

5.1 Release. Executive must execute, and allow to become effective, a release substantially in the form attached hereto as EXHIBIT B (the “Release”) not later than sixty (60) days following Executive’s termination date (the “Release Deadline”). Unless the Release is timely executed by Executive, delivered to the Company, and becomes effective within the required period, Executive will not receive any of the Severance Benefits or the Enhanced Benefits. The Company may modify the term of the Release as necessary to comply with appropriate legal requirements, including, without limitation, the federal Age Discrimination in Employment Act of 1967 (as amended), and may incorporate its terms into another agreement with Executive. If the Severance Benefits or Enhanced Severance Benefits are not covered by one or more of the exemptions from the application of Section 409A set forth in Section 4.5 and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be considered effective any earlier than the Release Deadline.

5.2 Transition Assistance. Executive must timely and accurately respond to reasonable requests by the Company regarding the transition of his duties following his termination date.

5.3 Compliance with Agreements. Executive must continue to comply with his on-going obligations under this Agreement and the Confidential Information Agreement following the termination date

6. General Provisions.

6.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter, including the Existing Agreement. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile will be deemed the equivalent of originals.

6.6 Headings and Construction. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities will not be construed against either party as the drafter.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8 Informing Subsequent Employers. If Executive’s employment is terminated, the Company has the right to inform any subsequent employer of Executive’s obligations under this Agreement, and can send a copy of these terms of employment to that employer.

6.9 Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

6.10 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.11 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.

6.12 Exhibits.

Exhibit A – Confidential Information Agreement

Exhibit B – Release Agreement

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT effective as of the Effective Date written above.

TRINET GROUP, INC.

By:	/s/ Ray Bingham	11/18/09
	Chairman, Compensation Committee of the Board of Directors	Date

By:	/s/ Burton M. Goldfield	11/9/09
	Burton M. Goldfield	Date
Chief Executive Officer & President

EXHIBIT A

TRINET GROUP, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

I understand that, in the course of my employment with TriNet Group, Inc. (the “Company”), I have obtained or developed, or may obtain or develop, confidential or proprietary information relating to the present or future business of the Company, its affiliated entities, or their respective directors, officers, employees, members, shareholders, affiliates, vendors, or agents (“Affiliated Parties”), the value of which may be destroyed or seriously diminished by unauthorized use or disclosure. I therefore agree to the following as a condition of my employment with the Company and/or the continuation of that employment.

I.	MAINTAINING PROPRIETARY INFORMATION

(a) Company Information. I agree at all times during and after my employment relationship with the Company not to use, except for the benefit of the Company, or to disclose to any person or entity, without the written authorization of a duly authorized officer of the Company, any trade secrets, confidential information or data, or other proprietary information of the Company (collectively “Proprietary Information”), except as required by law. Such Proprietary Information may include, but is not limited to, the following examples: information with regard to the Company’s or its Affiliated Parties’ business methods, operations, activities, agreements, plans, analyses, strategies, proposals, finances and financial statements, business contacts and partners, customers and prospective customers and clients and prospective clients (including names, addresses, phone numbers, preferences, and all other information), vendors, research and development activities and plans, sales and marketing activities and plans, personnel, technical data, reports, compilations of data, databases or computer programs obtained, developed, modified, or maintained by the Company or its Affiliated Parties; and all information or materials obtained or developed by me in the course of my employment with the Company. Any doubts as to the status of a particular document or piece of information should be resolved in favor of treating the information as Proprietary Information.

(b) Third Party Information. I recognize that the Company and its Affiliated Parties have received and in the future will receive Proprietary Information from business partners, customers and prospective customers, clients and prospective clients, distributors, vendors, and other third parties subject to a duty of the Company and its Affiliated Parties to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe both the Company, its Affiliated Parties and such third parties, both during the term of my employment with the Company and thereafter, a duty to hold all such information in the strictest confidence and not to use or disclose it except in a manner consistent with the Company’s and its Affiliated Parties’ agreement with the third party, unless expressly authorized to do otherwise by a duly authorized agent of the third party or officer of the Company.

(c) Information from Former Employers. I agree that during my employment with the Company, I will not improperly use or disclose any Proprietary Information of any former employer or any other third party to whom I have an obligation of confidentiality. I agree to perform my duties for the Company without breaching any lawful agreement with any former employer or other third party, including but not limited to any agreement to refrain from unauthorized use or disclosure of information obtained or developed by me prior to my employment with the Company; and I represent that I am not subject to any agreement with any third party (e.g., a noncompetition or nonsolicitation agreement) that will restrict my activities with the Company which I have not disclosed to the CEO of the Company.

II.	ASSIGNMENT OF INVENTIONS.

I agree that all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases, and trade secrets (“Inventions”) that (1) are developed using equipment, supplies, facilities, or trade secrets of the Company, (2) result from work performed by me for the Company, or (3) relate to the business of the Company or the actual or anticipated research, development, or business plan of the Company, will be the sole and exclusive property of and are hereby irrevocably and exclusively assigned to the Company. I understand that the provisions of this paragraph do not apply to any Invention that qualifies fully for protection under Section 2870 of the California Labor Code (which is detailed in Exhibit A to this Agreement) or any similar statute in any applicable jurisdiction. Any Invention related to the current or reasonably anticipated lines of business of the Company in which I believe that I have an ownership interest (collectively “Prior Inventions”) alone or jointly with others, and that I wish to have excluded from the inventions assignment provisions of this paragraph, is listed with sufficient specificity on Exhibit A hereto. If no Prior Inventions are listed in Exhibit A, I warrant that there are none. I agree that I will not incorporate any Prior Inventions in any Company Inventions without the Company’s prior written consent; and if I should do so, I am thereby granting the Company, with respect to such Prior Invention, a non-exclusive, perpetual, royalty-free, irrevocable, and worldwide license, with right to sublicense, reproduce, make derivative works, and publicly display or sell in any form or medium.

III.	RETURN OF COMPANY PROPERTY

I understand that all documents, correspondence and other work obtained, produced, created or developed in the course of my work with the Company are the Company’s sole property. When my employment with the Company ends, or whenever demanded by the Company, I will deliver to the Company (and will not keep in my possession, recreate in whole or in part, reproduce, copy or deliver to anyone else) all property or materials of the Company in my possession or control, including but not limited to: any and all materials, devices, records, data, notes, notebooks, reports, compilations of data, agreements, proposals, plans, analyses, studies, lists, files, memoranda, correspondence, specifications, drawings, blueprints, sketches, charts, graphs, software, computer-recorded information, equipment (e.g., computer devices, cellular telephones, facsimile machines), keys, entry cards, identification badges, business cards, and other documents or property, and any embodiment of Proprietary Information of the Company or its Affiliated Parties in any form, together with all copies or reproductions thereof (in whole or in part, and in whatever medium recorded). I also agree to make a diligent search at that time to locate all such property and materials wherever they may be located or stored (including but not limited to information stored on any personal computer device, which information shall be returned to the Company and deleted from such device).

4.	INFORMATION SYSTEMS

I understand that the Company has a critical interest in maintaining complete control and access to all of its electronic, computer, communications, security and information systems (collectively, “Information Systems”). In view of this interest, I acknowledge that I have no right to privacy as to any information (personal or otherwise) that I receive, review, create, input, or otherwise cause to become a part of the Information Systems. Further, I agree that the Company, or its designee(s), shall be entitled (in the exercise of the Company’s sole discretion) to audit, monitor, review, intercept, access, disclose, print, use, delete, erase, and/or destroy any and all such information on the Information Systems at any time, with or without notice or my consent. I also agree that I will not introduce any unauthorized software, peripherals or equipment to the Information Systems, or their related, component or connected networks at any location of or used by the Company and its Affiliated Parties and/or its their customers, clients and vendors.

5.	ADDITIONAL ACTIVITIES

I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

6.	EMPLOYMENT

I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.	GENERAL

This Agreement shall be effective as of the first date of my employment with the Company (including any Company predecessors). It is the final, complete, and exclusive embodiment of the agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations or communications, oral or written. No modification of or amendment to this Agreement, or any waiver of rights under this Agreement, will be effective unless in a writing signed by me and a duly authorized officer of the Company. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives. I acknowledge and agree that any material breach of this Agreement would cause the Company irreparable harm, any remedy at law for such breach or threatened breach would be inadequate, and the Company shall be entitled to injunctive relief (without having to post a bond) in the event of such breach or threatened breach, in addition to any other available rights and remedies. I further agree that if any provision of this Agreement is held invalid or unenforceable in any respect in any jurisdiction, then no other provision shall be affected thereby, and the invalid and unenforceable provision shall be modified so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. Any ambiguities in this Agreement shall not be construed against either party as the drafter. This Agreement will be governed by and construed according to the laws of the State of California, without reference to conflict of laws principles.

I have read this Agreement carefully, and I understand and agree to its terms.

/s/ Burton M. Goldfield
Signature

Burton M. Goldfield	Date: 11/18/2009
Printed Name

EXHIBIT B

RELEASE AGREEMENT

I understand that my employment with TRINET GROUP, INC. (the “Company”) terminated effective                     ,              (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of                     , 2009, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

I also confirm my obligations set forth my Confidential Information Agreement, referenced in Section 3 of the Agreement, including, without limitation, my obligations (1) for the one (1) year period immediately following the date on which I cease to be employed by the Company, for any reason, not to either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity; and (2) to return all Company property and materials in my possession or control.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or otherwise, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options. Excluded from this Release are any claims which cannot be waived by law. I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Understood and Agreed:

[NAME]

Dated: